CURRENT INCOME SHARES, INC.
 NOTICE OF ANNUAL MEETING OF
        SHAREHOLDERS
   TO BE HELD MAY 11, 2000

To the Shareholders of
Current Income Shares, Inc.

The Annual Meeting of Shareholders (the
"Meeting") of Current Income Shares, Inc., a
Delaware corporation (the "Company"), will be held in the Conference Room on the 3rd floor of the Union Bank of California Building at 445 South
Figueroa Street, Los Angeles, California 90071, on
Thursday, May 11, 2000 at 11:00 a.m. Pacific time, for the following purposes:

          Shares represented at the meeting:
          2,843,152
          Total shares outstanding at the
record date:   3,673,334

      (1) To elect the Board of Directors of the Company, and the nominees are Mr.
      Willard H. Altman, Mr. Clark R. Gates,
      Ms. Kathleen Kellogg, Mr. Michael L.
      Noel, and Mr. Robert M. Whitler;

                  Shares
      For      2,796,367
      Against       46,785

      (2) To approve or disapprove the selection of Deloitte & Touche LLP as the independent auditors for the Company for the fiscal year ending December 31, 2000;

                   Shares
      For 2,780,568
      Against       62,584

      (3) To approve or disapprove the
      amendment and continuation of the
      Investment Advisory Agreement
      between the Company and HighMark
      Capital Management, Inc., the
      Company's adviser.

                   Shares
      For      2,764,768
      Against       78,384